SCHEDULE 14A INFORMATION

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ARI Network Services, Inc.
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ARI NETWORK SERVICES, INC.
11425 West Lake Park Drive, Suite 900
Milwaukee, Wisconsin 53224

_______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 18, 2008

To the Shareholders of ARI Network Services, Inc.:

The 2008 Annual Meeting of Shareholders of ARI Network Services, Inc. (the “Company”) will be held at the Company’s headquarters located at 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin, on Thursday, December 18, 2008, at 9:00 a.m., local time, for the following purposes:

1.	To elect three directors to serve until 2011 and until their respective successors are elected and qualified;

2.	To ratify the appointment of Wipfli LLP as the Company’s independent auditors for the Company’s fiscal year ending July 31, 2009; and

3.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on October 16, 2008 are entitled to notice of and to vote at the meeting and at all adjournments thereof.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held.  Shareholders are urged to date, sign and return the accompanying proxy in the enclosed envelope whether or not they expect to attend the annual meeting in person.  If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.

By order of the Board of Directors,

Brian E. Dearing, Secretary
October 29, 2008

ARI NETWORK SERVICES, INC.
11425 West Lake Park Drive, Suite 900
Milwaukee, Wisconsin 53224
(414) 973-4300

PROXY STATEMENT

The Board of Directors of ARI Network Services, Inc. (the “Company”) submits the enclosed proxy for the annual meeting to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  Each shareholder of record at the close of business on October 16, 2008 will be entitled to one vote for each share of Common Stock registered in such shareholder’s name.  As of October 16, 2008, the Company had outstanding 6,971,927 shares of common stock, par value $0.001 (the “Common Stock”).  The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is required for a quorum at the meeting.  This proxy statement and the accompanying proxy and Annual Report to Shareholders are being sent to the Company’s shareholders commencing on or about November 10, 2008.

Any shareholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Acting Secretary of the Company.

Unless otherwise directed, all proxies will be voted FOR the election of the individuals nominated to serve as director and FOR the proposal to ratify the appointment of Wipfli LLP as the Company’s independent auditors for the Company’s fiscal year ending July 31, 2009.  The directors will be elected by a plurality of votes cast at the meeting (assuming a quorum is present).  In other words, the nominees receiving the three largest numbers of votes will be elected.  Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that a failure to vote for an individual results in another individual receiving a larger number of votes.  Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors.  The other proposal will be approved if the affirmative votes exceed the votes cast against.  Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present at the meeting but are not affirmative votes or votes against and, therefore, will have no effect on the outcome of the voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each person known by the Company to beneficially own 5% or more of the Common Stock, by each director or nominee of the Company, by certain executive officers of the Company, and by all directors and executive officers of the Company as a group as of October 20, 2008 (unless otherwise indicated).  The address for each of the persons listed below is 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224, unless otherwise specified.

NAME AND ADDRESS OF BENEFICIAL OWNERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)	PERCENT

Briggs & Stratton Corporation (2) 12301 West Wirth Street Milwaukee, WI 53201	840,000	12.0%

Peter H. Kamin (3)	591,500	8.5%
c/o The Nelson Law Firm, LLC
75 South Broadway, 4th Floor
White Plains, NY 10601

Brian E. Dearing (4)	675,531	9.5%

Robert J. Hipp	264,373	3.8%

NAME AND ADDRESS OF BENEFICIAL OWNERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)	PERCENT

Gordon J. Bridge	182,527	2.6%

Roy W. Olivier	100,754	1.4%

Ted C. Feierstein	85,647	1.2%

William C. Mortimore	59,375	*

P. Lee Poseidon	5,000	*

All executive officers and directors as a group (9 persons)	1,395,580	18.6%
*  Less than 1%

(1)
Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.  Includes options exercisable within 60 days of October 20, 2008 as follows:  Mr. Dearing (127,083 shares), Mr. Hipp (17,500 shares), Mr. Bridge (123,875 shares), Mr. Olivier (100,000 shares), Mr. Feierstein (85,647 shares), Mr. Mortimore (59,375 shares), Mr. Poseidon (2,500 shares), and all executive officers and directors as a group (543,390 shares).

(2)	Stock information is provided as of March 16, 2000 based upon Schedule 13D amendment filed April 3, 2000.

(3)
Stock ownership information is provided as of December 31, 2004 based upon Schedule 13G amendment filed February 2, 2005.  Mr. Kamin’s total includes 151,900 shares held by the Peter H. Kamin Children’s Trust, 103,200 shares held by the Peter H. Kamin Profit Sharing Plan, 28,100 shares held by the Peter H. Kamin Family Foundation and 25,000 shares held by 3K Limited Partnership.

(4)
Mr. Dearing’s total includes 352,648 shares held in the Company’s 401(k) plan, of which Mr. Dearing is a trustee with voting power.  Mr. Dearing disclaims any beneficial ownership in these shares in excess of his pecuniary interest (16,431 shares).  Mr. Dearing’s total also includes 99,900 shares which are held in family trust.

ELECTION OF DIRECTORS

The Company’s directors are divided into three classes, with staggered terms of three years each.  At the meeting, shareholders will vote on three directors to serve until 2011 and until their respective successors are elected and qualified:  Brian E. Dearing, Roy W. Olivier and P. Lee Poseidon.

Nominees for Election to Serve Until
the Annual Meeting in 2011

Brian E. Dearing, age 53; Mr. Dearing is the Chairman of the Board and Chief Corporate Development and Strategy Officer of the Company.  He has been a director since 1995 and was elected Chairman of the Board of Directors in 1997.  Mr. Dearing served as the Company’s President and Chief Executive Officer from 1995 until May 2008.  He also served as Acting Chief Financial Officer, Treasurer and/or Secretary for several interim periods, including most of fiscal year 2008.  He currently serves as Secretary.  Prior to joining ARI in 1995, Mr. Dearing held a series of electronic commerce executive positions at Sterling Software, Inc. in the U.S. and in Europe.  Prior to joining Sterling in 1990, Mr. Dearing held a number of marketing management positions in the EDI business of General Electric Information Services since 1986.  Mr. Dearing holds a Masters Degree in Industrial Administration from Krannert School of Management at Purdue University and a BA in Political Science from Union College.

Roy W. Olivier, age 49; Mr. Olivier, a director since May 2008, has been President and Chief Executive Officer of the Company since May 2008.  Mr. Olivier served as Vice President of Global Sales and Marketing of the Company from September 2006 to May 2008.  Before joining ARI, Mr. Olivier was a consultant to start-up, small and medium-sized businesses. Prior to that, he was Vice President of Sales and Marketing for ProQuest Media Solutions, a business he founded in 1993 and sold to ProQuest in 2000. Before that, Mr. Olivier held various sales and marketing executive and managerial positions with several other companies in the telecommunications and computer industries, including Multicom Publishing Inc., Tandy Corporation, BusinessLand and PacTel.

P. Lee Poseidon, age 53; Mr. Poseidon, of Shaker Heights, Ohio was appointed to the Board of Directors in June 2008.  Mr. Poseidon’s business experience includes Chief Operating Officer at Quorum Information Technologies and at the National Automobile Dealers Association.  From 2001 to 2003, he served as Senior Vice President and General Manager of ProQuest’s Global Automotive business unit.  Prior to joining ProQuest, Poseidon spent 15 years in a series of executive positions in marketing, business development, product management and strategic planning at The Reynolds and Reynolds Company.  His early career included financial analysis and management positions at NCR Corporation.  Poseidon earned his MBA from Xavier University and his B.A. degree in Economics from Ohio Wesleyan University.

Directors Whose Term Expires at
the Annual Meeting in 2009

Gordon J. Bridge, age 66; Mr. Bridge, a director since December 1995, is an independent consultant.  From January 2004 to September 2006 Mr. Bridge was president, and from May 2005 to September 2006 was Chief Executive Officer of CM IT Solutions, a nationwide franchise system providing information technology consulting and support services to small and medium sized businesses.  From December 1999 to August 2001, Mr. Bridge was Chairman of the Board and Chief Executive Officer of SurferNETWORK.  From November 1995 to January 2000, Mr. Bridge was Chairman of the Board and from April 1997 to March 1998 was Chief Executive Officer of ConnectInc.com.  Mr. Bridge held various senior executive management positions with AT&T from 1988 to 1995, including president of three business units; Consumer Interactive Services (CSI), EasyLink Services and Computer Systems.  Prior to joining AT&T, Mr. Bridge was with the IBM Corporation for nearly 23 years holding the positions of Vice President of Sales and Vice President of Marketing for the US for the National Accounts Division in the mid 1980’s.  Mr. Bridge holds a B.S. in Mathematics from Bradley University.

Ted C. Feierstein, age 51; Mr. Feierstein, a director since January 2000, is an investment banker with First Analysis Securities Corporation, a Chicago-based institutional investment services firm providing investment banking, equity research/institutional brokerage and venture capital and private equity services to growth companies and institutional investors.  Mr. Feierstein is also a venture partner of The Prism Opportunity Fund, a private equity fund.  Prior to joining First Analysis, Mr. Feierstein was an investment banker at his own firm, Ascent Partners Inc. and a senior vice-president  with the Corum Group, a firm specializing in merger and acquisition advisory services to the software industry, and was an investment manager with Wind Point Partners, a private equity fund.  Mr. Feierstein received an MBA from the Harvard Business School in 1989 and a BBA from the University of Wisconsin-Madison in 1979.

Director Whose Term Expires at
the Annual Meeting in 2010

William C. Mortimore, age 63; Mr. Mortimore, a director since 2004, was the founder of Merge Technologies Incorporated (“MTI”) and its Chief Strategist from September 2000 until July 2006, interim Chief Executive Officer from May 2006 until July 2006, Chairman of the Board from September 2000 until May 2006, President and Chief Executive Officer from November 1987 through August 2000 and a member of the Board of Directors since its inception in November 1987 until July 2006.  MTI (NASDAQ:MRGE) is a global healthcare software and services company.  Mr. Mortimore has served as co-founder and senior manager of several businesses in the fields of information communications technology, healthcare services and real estate and has been responsible for securing public and private financing for these organizations.  Mr. Mortimore is an original member of the American College of Radiology / National Association of Electrical Manufacturers (“ACR / NEMA”) committee responsible for establishing and maintaining the DICOM medical imaging standard.  Mr. Mortimore has also served as a member of the Board of Directors of MRI Devices, Inc., a privately held diagnostic imaging manufacturer, from November 2002 until its sale to Intermagnetics General Corporation in mid 2004.  Mr. Mortimore received a B. S. in Electrical Engineering from Michigan State University, an M.E.E. from the University of Minnesota and pursued doctoral studies in Electrical Engineering at the University of Minnesota.

CORPORATE GOVERNANCE

The Board of Directors held twelve meetings in fiscal 2008.  Each incumbent director attended 75 percent or more of the combined number of meetings of the Board and of the committees on which such director served.  Directors are encouraged to attend the annual meeting of shareholders, but the Company has not adopted a formal policy requiring attendance at the annual meeting.  All of the Company’s directors who were members of the Board on the date of the 2007 annual meeting of shareholders attended the meeting.

The Board of Directors currently does not have a formal process for shareholders to send communications to the Board of Directors.  Nevertheless, efforts are made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders on a timely basis.  The Board of Directors believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board.  However, shareholders wishing to formally communicate with the Board of Directors may send communications directly to ARI Network Services, Inc., Attention:  Chairman, 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224.  The Chairman will review such communications and, if appropriate, forward such communications to other board members.

The Company’s Board of Directors has established an audit committee which is currently composed of Mr. Mortimore (chairman), Mr. Bridge and Mr. Poseidon.  The Board of Directors has adopted a written charter for the audit committee, a copy of which is attached as Appendix A to this proxy statement. Information regarding the functions performed by the audit committee, its membership, and the number of meetings held during fiscal 2008 is set forth in the “Report of the Audit Committee,” included in this proxy statement.  The members of the audit committee are independent under the NASDAQ standards regarding the independence of directors, including audit committee members.  The Board of Directors has determined that Mr. Mortimore and Mr. Bridge are “audit committee financial experts” and are “independent” as those terms are defined under the Securities and Exchange Commission regulations and NASDAQ listing standards.

The Company’s Board of Directors has established a compensation committee that currently is composed of Mr. Bridge and Mr. Feierstein.  The duties of the compensation committee are to approve all executive compensation, to administer the Company’s 1991 Incentive Stock Option Plan, the 2000 Employee Stock Purchase Plan, the 1993 Director Stock Option Plan and the 2000 Stock Option Plan and to recommend director compensation for approval by the entire Board.  The compensation committee does not have a written charter and does not engage the services of a compensation consultant in determining or recommending the amount or form of executive or director compensation.

The Company’s chief executive officer makes recommendations to the compensation committee regarding the numbers of options to be granted to the Company’s executive officers and other employees based in part on input he receives from the Company’s Director of Human Resources.  The chief executive officer also makes recommendations to the compensation committee with respect to other executive compensation, though he recuses himself from portions of compensation committee meetings during which his own compensation is discussed.  The Company’s Chief Financial Officer has historically made recommendations to the compensation committee regarding director compensation.  The compensation committee met twice during fiscal 2008.

The Company’s Board of Directors has not established a nominating committee, as decisions regarding Board membership are made by the full Board.  Due to the relatively small size of the Company’s Board of Directors, the Board has determined a separate nominating committee is not necessary.  Likewise, the Board has not adopted a written charter governing director nominating decisions.  Messrs. Bridge, Feierstein, Mortimore and Poseidon are independent under the NASDAQ listing standards, but Mr. Olivier and Mr. Dearing are not because they are executive officers of the Company.

The Board will consider candidates for director that are nominated by shareholders in accordance with the procedures set forth in the Company’s by-laws.  Under the by-laws, nominations, other than those made by the Board of Directors, must be made pursuant to timely notice in proper form to the Company’s Secretary.  To be timely, a shareholder’s request to nominate a person for director, together with the written consent of such person to serve as a director, must be received by the secretary of the Company at the principal office not later than 90 days and not earlier than 150 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year.  To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

The Board will consider proposed nominees whose names are submitted to it by shareholders.  However, it does not have a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of shareholder proposals.  The Board intends to review periodically whether a formal policy should be adopted.

The Board has generally identified nominees based upon suggestions by non-management directors, management members and/or shareholders.  The Board considers factors important for potential members of the Board, including the individual’s integrity, general business background and experience, experience with our industry, and the ability to serve on the Board.  The Board does not evaluate proposed nominees differently based on who made the proposal.

Code of Ethics

ARI has adopted a code of ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.  The code of ethics is designed to promote honest and ethical conduct, including the ethical handling of conflicts of interest, compliance with applicable laws, and full, accurate, timely and understandable disclosure in reports we send to our shareholders or file with the SEC.  Violations of the code of ethics are to be reported to the audit committee.  A copy of the code of ethics may be obtained, without charge, by sending a request to ARI Network Services, Inc., Attention: Corporate Secretary, 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224.

EXECUTIVE COMPENSATION

The following table sets forth compensation for the Company’s fiscal year ended July 31, 2008 for the Company’s Chief Executive Officer and other two most highly compensated executive officers who were serving as executive officers as of such date (to whom we refer collectively as the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation ($)(3)		Total ($)

Roy W. Olivier (4)	2008	214,455		158,201	70,262	14,022	(5)	456,940
President and Chief	2007	205,127	(6)	50,317	10,753	14,798	(7)	280,995
Executive Officer

Brian E. Dearing (8)	2008	192,687		3,791	109,199	3,430		309,107
Chairman of the Board and	2007	192,687		53,714	72,596	3,854		322,851
Chief Corporate
Development and Strategy
Officer

Robert J. Hipp	2008	135,500		22,071	53,625	1,926		213,122
Chief Technology Officer (9)

(1)
The values set forth in this column represent the dollar amounts recognized in accordance with Financial Accounting Standard No. 123(R) (“FAS 123R”) for the applicable fiscal year, disregarding the estimate of forfeitures for service-based vesting conditions.  The expense recognized by the Company in accordance with FAS 123R may differ from the amount that will eventually be realized by the named executive officers.  The assumptions used to determine the FAS 123R values with respect to fiscal 2008 are described in Note 8 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2008.  For Mr. Olivier, expense attributable to option awards granted in fiscal 2008 was $129,409 and the expense attributable to option awards granted in prior years was $28,792.  For Mr. Dearing, the value represents the expense attributable to option awards granted in prior years.  For Mr. Hipp, expense attributable to option awards granted in fiscal 2008 was $15,720 and the expense attributable to option awards granted in prior years was $6,351.

(2)
Amounts shown for fiscal 2008 represent annual and long-term incentive payments, respectively, earned during fiscal 2008, as follows:  Mr. Olivier—$41,531 and $28,730; Mr. Dearing—$61,868 and $47,331; and Mr. Hipp—$53,625 and $-0-.

(3)	Amounts represent a Company match under the Company’s 401(k) plan.

(4)	Mr. Olivier served as the Company’s Vice President of Global Sales and Marketing until his appointment as President and Chief Executive Officer in May, 2008.

(5)
As part of the relocation package offered to Mr. Olivier when he first began employment with the Company, the Company agreed to pay a housing stipend to Mr. Olivier of $1,000 per month.  For fiscal year 2008, the Company paid $12,000 to Mr. Olivier as a housing stipend under this arrangement.

(6)	Amount includes sales commissions paid of $90,751 in fiscal 2008 and $106,050 in fiscal 2007.

(7)
Mr. Olivier served as a sales and marketing consultant to the Company from August 1, 2006 until September 11, 2006, at which time he became a Company employee.  In addition to a Company-provided match under the Company’s 401(k) plan, this amount includes $13,000 in fees that he was paid for such consulting service.

(8)	Mr. Dearing served as the President and Chief Executive Officer of the Company until he was appointed to his current position in May, 2008.

(9)	Mr. Hipp was appointed to his current position on July 23, 2008, prior to which he served as the Company’s Director of Product Strategy.

Stock Option Grants.  All of the Company’s stock option grants qualify as incentive stock options up to the $10,000 per year limitation and vest 25% per year on July 31, provided the participant is an employee of the Company at such date.  Options are exercisable up to ten years after the date of grant, one year from the date of a termination of employment upon death or disability of the participant, 90 days from the date of termination for any reason other than “cause” or immediately upon termination for “cause.”

Annual Incentive Compensation.  The Company’s executive officers are awarded annual incentive compensation under the annual component of the Company’s Management Incentive Bonus Plan.  The annual component of the Company’s Management Incentive Bonus Plan provides for annual cash incentives to the participants, which includes all of the executive officers.  The amount of the annual incentive opportunity is determined by three objective performance criteria (revenue, operating income and cash, 25% each) and other management objectives (“MBOs”) agreed upon by the executive officer and the chief executive officer (or Compensation Committee for the CEO and Chairman and Chief Corporate Development and Strategy Officer) at the beginning of the fiscal year, which make up the remaining 25% of each executive officer’s annual incentive opportunity.  Payouts under each of the cash, operating income, and MBO components of the annual incentives are limited to 50% of the amount payable based on actual results unless the threshold revenue amount (80% of target revenue growth) under the revenue component is achieved.  Therefore, because the threshold revenue amount was not achieved for the fiscal year ended July 31, 2008, the actual payouts under each of the cash, operating income and MBO components of the annual plan were limited to 50% of the amounts that would have otherwise been paid if the revenue threshold had been met.  The combined results for the fiscal year ended July 31, 2008 under the annual plan were between threshold and target performance levels set by the Compensation Committee and resulted in payouts ranging from 32% to 40% of their respective base salaries for the fiscal year ended July 31, 2008.  Under the plan, Messrs. Olivier, Dearing and Hipp each received payouts of 34%, 32% and 40%, respectively, of their base salaries.

Long-Term Incentive Compensation.  The Company’s executive officers are awarded long-term incentive compensation under the long-term component of Company’s Management Incentive Bonus Plan.  These awards are based on a target award equal to the executive’s actual fiscal 2008 annual incentive earned, adjusted based on the Company’s performance over three consecutive one-year performance periods.  The amount of the payout is adjusted on a sliding scale based on the extent to which the Company’s revenue plan is achieved for each of the three years, ranging from a floor of 75% of the target award if the Company’s revenue plan is not met to a cap of 200% of the target award if revenue equals or exceeds 150% of plan.  Beginning with the long-term awards granted in fiscal 2006, one-half of the floor amount (75% of the target award) is paid in Company Common Stock, valued at the time of payment, and the remainder of the award is paid in cash.  The award is paid in three annual payments following each of the three years in the performance period, provided the participant is employed by the Company at such time.

Targets for the long-term awards granted in fiscal 2008 will equal the executive officer’s actual annual incentive earned for the fiscal year ended July 31, 2008.  In addition to an individual executive officer’s cap of 200% of his target award, there is a cap (or “pool”) on the amount of long-term incentive that all participants can earn under the plan.  The amount of the long-term incentive pool is equal to 40% of the total target annual incentives for the entire executive management team, made up of the CEO, CFO, Vice President of Global Sales and Marketing and Vice President of Business Development and Strategy for the fiscal year ended July 31, 2008 (hereinafter “On Target Incentive Payout” or “OTIP”), adjusted upward if the Company overachieves its fiscal 2008 net income objective. Payouts will be adjusted as noted above based on the Company’s revenue during fiscal years 2009, 2010 and 2011 and paid in installments following each of those fiscal years, provided the participant is employed by the Company at such time.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Roy W. Olivier	25,000	25,000	(1)	2.10	9/15/2016
	75,000	225,000	(2)	1.525	5/1/2018

Brian E. Dearing	26,250			2.13	12/17/2008
	10,000			2.06	9/5/2010
	20,000			1.22	2/21/2011
	20,833			1.57	5/21/2014
	50,000			1.35	10/12/2014

Robert J. Hipp	5,000	5,000	(1)	1.96	1/26/2017
	12,500	37,500	(2)	1.475	7/22/2019
_________

(1)	50% of options will vest on each of July 31, 2009 and 2010.

(2)	33% of options will vest on each of July 31, 2008, 2009 and 2010.

In connection with his appointment as the Company’s President and Chief Executive Officer, on May 1, 2008, the Company entered into an employment agreement with Mr. Olivier.  The term of the Mr. Olivier’s agreement is three years, subject to earlier termination in accordance with the terms of the agreement.  Following the three-year term, the agreement will automatically be renewed for successive one-year periods unless terminated by Mr. Olivier or the Company’s Board of Directors at least 30 days prior to the third year of the employment term or prior to the commencement of each renewal term.

Mr. Olivier’s agreement provides that Mr. Olivier will receive an annual salary of $200,000, subject to annual review and adjustment by the Compensation Committee of the Company’s Board.  Mr. Olivier will continue to be eligible to participate in the Company’s Management Incentive Bonus Plan; will be eligible to participate in stock option plans and grants, if any, that are offered to senior executive/officer employees of the Company; and will be entitled to receive perquisites and benefits provided by the Company to its senior executives, subject to applicable eligibility criteria.  Also pursuant to the agreement, Mr. Olivier was granted an option to purchase 300,000 shares of the Company’s common stock pursuant to the terms of an award agreement between Mr. Olivier and the Company, and will be eligible during the term of the Agreement to participate in stock option plans and grants, if any, that are offered to senior executive officers of the Company.  The agreement also provided for the reimbursement of Mr. Olivier for up to $30,000 of his actual out-of-pocket moving expenses incurred in accordance with its terms.

In the event that Mr. Olivier is terminated without “cause,” by death or “disability” or for “good reason,” the Agreement provides that Mr. Olivier will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination.  In addition, in the event Mr. Olivier is terminated without “cause” and for “good reason,” he will have the right to receive (1) his base salary, at the rate in effect at the time of termination, for one year following the date of termination; (2) a bonus for the remainder of the term of the agreement, calculated in accordance with the agreement; and (3) acceleration of all of his outstanding unvested options as of the date of the termination.  If Mr. Olivier is terminated for “cause” or if he resigns from employment with the Company, or if the agreement is not renewed by Mr. Olivier, he will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination.  If Mr. Olivier retires in accordance with any retirement plan or policy for senior executives adopted by the Company, he will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination, and any additional benefits provided under the retirement plan or policy.  Mr. Olivier’s agreement includes a noncompete provision prohibiting Mr. Olivier from engaging in competitive business activities during the term of the agreement and for a two-year period commencing on the date of Mr. Olivier’s separation from employment with the Company.

On March 13, 2008, the Company entered into an employment agreement with Mr. Dearing.  Mr. Dearing’s agreement provides that he will continue as the executive Chairman of the Board of the Company.  The term of the Mr. Dearing’s agreement is three years, subject to earlier termination in accordance with the terms of the agreement.  Following the three-year term, the agreement will automatically be renewed for successive one-year periods unless terminated by either party prior to the third year of the employment term or the commencement of each renewal term.  The agreement provides that Mr. Dearing will receive an annual salary of $192,686.78; will continue to be eligible to participate in the Company’s Management Incentive Bonus Plan; will be eligible to participate in stock option plans and grants, if any, that are offered to senior executive/officer employees of the Company; and will be entitled to receive perquisites and benefits provided by the Company to its senior executives, subject to applicable eligibility criteria.

Under the Mr. Dearing’s agreement, in the event that Mr. Dearing is terminated without “cause,” by death or “disability” or for “good reason” (as such terms are defined in the agreement), Mr. Dearing will have the right to receive: (1) any unpaid base salary; (2) any earned but unpaid bonus due to him as of the effective date of the termination; (3) his base salary, at the rate in effect at the time of termination, through the remaining term of the agreement; (4) a bonus for the remainder of the term of the agreement, calculated in accordance with the agreement; and (5) acceleration of all of his outstanding unvested options as of the date of the termination.  If Mr. Dearing is terminated for “cause” or if he resigns from employment with the Company, or if the Agreement is not renewed, he will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination.  If Mr. Dearing retires in accordance with the any retirement plan or policy for senior executive adopted by the Company, he will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination, and any additional benefits provided under the retirement plan or policy.  Mr. Dearing’s agreement includes a noncompete provision prohibiting Mr. Dearing from engaging in competitive business activities during the term of the agreement and for a two-year period commencing on the date of Mr. Dearing’s separation from employment with the Company.

In connection with the commencement of his employment with the Company, the Company entered into an employment agreement with Mr. Hipp in January 2007.  The term of Mr. Hipp’s agreement is two years, after which Mr. Hipp will be deemed to be an employee at will.  The agreement provides that Mr. Hipp will receive an annual base salary of $125,000, plus an annual discretionary variable compensation package based upon performance objectives mutually agreed upon by the Company and Mr. Hipp of up to a maximum amount of $65,000.  Under the agreement, Mr. Hipp’s total annual salary is subject to increase from time to time in the sole discretion of the Company.  Mr. Hipp is also entitled under the agreement to participate in the Company’s stock option plan and to participate in and receive benefits under welfare benefit plans, practices, policies, programs and arrangements that the Company provides from time to time for the benefit of its employees generally.

Mr. Hipp’s agreement provides that, in the event of Mr. Hipp’s termination by the Company without “cause” (as such term is defined in the agreement) prior to the expiration of the term of the agreement, and subject to Mr. Hipp’s execution of a general release from certain liabilities, the Company will pay Mr. Hipp an amount equal to the base salary he would have earned had he remained employed until the end of the term of the agreement.  Mr. Hipp’s agreement contains customary representations and covenants by Mr. Hipp relating to intellectual property matters and includes a noncompete provision prohibiting Mr. Hipp from engaging in competitive business activities during the term of the agreement and for a one-year period commencing on the date of Mr. Hipp’s separation from employment with the Company.

The Company has entered into Change of Control Agreements (“Change of Control Agreements”) with each of its executive officers.  The Change of Control Agreements are intended to reduce the incentive for officers not to support a transaction that is beneficial to shareholders for fear that their employment would be terminated, retain the services of these officers and provide for continuity of management in the event of any “Change of Control,” as defined below.  These Change of Control Agreements provide that each officer shall receive severance benefits equal to two times the sum of salary and targeted bonuses and medical and dental plan continuation for two years if, within two years following a “Change of Control,” as defined below, the officer’s employment is terminated without cause or by the executive for good reason.  For this purpose, “good reason” is defined to include: (i) a material diminution of or interference with the officer’s duties and responsibilities: (ii) a change in the principal workplace of the officer to a location outside of a 50-mile radius from their current workplace: (iii) a reduction or adverse change in the salary, bonus, perquisites, benefits, contingent benefits or vacation time previously provided to the officer: or (iv) an unreasonable increase in the workload of the officer.  In addition, the officer will receive a prorated portion of the officer’s average annual bonus for the preceding three fiscal years.  If the officer leaves ARI for any other reason, within two years following a Change of Control, the officer will receive a prorated portion of the officer’s average annual bonus for the preceding three fiscal years.  The officer is under no obligation to mitigate amounts payable under the Change of Control Agreements.  In addition, upon a Change of Control, all stock options and similar awards become immediately vested and all deferred compensation becomes payable.

For purposes of the Change of Control Agreements, a “Change of Control” means any of the following events: the acquisition (other than from the Company) by any individual, entity or group, subject to certain exceptions, of beneficial ownership, directly or indirectly, of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) a merger, consolidation, share exchange, or sale or disposition of substantially all of the assets of the Company; or (iii) approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

Director Compensation for Fiscal 2008

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)

Gordon J. Bridge	23,500	10,096	108,000	(3)	141,596

Ted C. Feierstein	20,500	10,096	—		30,596

William C. Mortimore	26,000	24,881	—		50,881

P. Lee Poseidon	9,000	6,861	—		15,681

Richard W. Weening(4)	24,000	10,096	—		34,096
__________

(1)
The values set forth in this column represent the dollar amounts recognized in accordance with FAS 123R with respect to fiscal 2008, disregarding the estimate of forfeitures for service-based vesting conditions.  The expense recognized by the Company in accordance with FAS 123R may differ from the amount that will eventually be realized by the directors.  The assumptions used to determine the FAS 123R values are described in Note 8 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2008.  For Messrs. Bridge, Feierstein, and Weening, expense attributable to option awards granted in fiscal 2008 was $6,570 each and the expense attributable to option awards granted in prior years was $3,526 each.  For Mr. Mortimore, expense attributable to option awards granted in fiscal 2008 was $21,355 and the expense attributable to option awards granted in prior years was $3,526.  For Mr. Poseidon the value represents the expense attributable to options granted to him in fiscal 2008.

(2)
Total stock options held as of July 31, 2008 by individuals who served as non-employee directors of the Company during fiscal 2008 were as follows:  Mr. Bridge—126,785; Mr. Feierstein—88,647; Mr. Mortimore—72,375; Mr. Poseidon—10,000; and Mr. Weening—132,887

(3)
Represents fees paid to Mr. Bridge in connection with his work on behalf of the Board of Directors on various strategic growth opportunities as a sole member of a Board committee established for such purpose.

(4)	Mr. Weening retired from the Company’s Board effective September 18, 2008.

For fiscal 2008 service, each non-employee director received an annual cash retainer of $18,000 and an option to purchase 6,000 shares of Company Common Stock, which were granted on December 28, 2007 (50% of which vested on July 31, 2008 and the remaining 50% of which will vest on July 31, 2009).  Audit committee members receive an additional $6,000 per year ($8,000 for the chairman) and compensation committee members receive an additional $2,500 per year.  The options have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the date of grant.

CERTAIN TRANSACTIONS

Briggs & Stratton Corporation (“Briggs”) is one of the Company’s customers and beneficially owns more than 5% of the Company’s common stock.  Briggs has entered into customer contracts with the Company in the ordinary course business.  Generally, the contracts are for one year and renew annually unless either party elects otherwise. The Company invoiced Briggs approximately $418,000 for products and services provided during fiscal 2008.  In addition, during fiscal 2008, Briggs provided graphic design and printing services to the Company for which the Company was charged $156,000

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons during fiscal 2008.

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed Wipfli LLP to serve as the Company’s independent accountant to audit the books and accounts of the Company and its subsidiaries for the fiscal year ending July 31, 2009.  The Board of Directors has recommended that shareholders ratify this appointment.  It is intended that the shares represented by the proxy will be voted (unless the proxy indicates to the contrary) for ratification of the appointment.  Wipfli LLP also served as the Company’s independent accountant for the fiscal year ended July 31, 2008.  A representative of Wipfli LLP is expected to be present at the meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Auditor’s Fees

Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories, were as follows:

	2008	2007

Audit Fees	$128,887	$106,935
Audit Related Fees	—	—
Tax Fees	5,302	17,178
All Other Fees	4,760	6,788
Total Fees	$138,949	$130,901

Tax services rendered by our independent auditors included consultations on state sales and use tax.  All other services rendered by our independent auditors in fiscal 2008 and 2007 included consultations on accounting matters regarding newly adopted FAS 123R, acquisition related filings and the regulations of the Securities and Exchange Commission.

The audit committee pre-approves all audit and permitted non-audit services provided by the independent auditors, unless such pre-approval is waived in accordance with Item 2-01(c)(7)(i)(C) of Regulation S-X.  These services may include audit services, audit-related services, tax services and other services.  The audit committee has delegated the authority to grant pre-approval of auditing or allowable non-audit services to the chairman of the audit committee.  Each pre-approval decision pursuant to this delegation is to be presented to the full audit committee at its next scheduled meeting.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information about shares of the Company’s Common Stock outstanding and available for issuance under the Company’s existing equity compensation plans:  the 1991 Incentive Stock Option Plan, the 1993 Director Stock Option Plan, the 2000 Employee Stock Purchase Plan and the 2000 Stock Option Plan.  The table details securities authorized for issuance under the Company’s equity compensation plans as of July 31, 2008.  The table below does not include stock option grants, exercises or cancellations since July 31, 2008 and, in accordance with SEC rules, excludes information concerning the Company’s 401(k) plan.  The Company has discontinued granting options under the 1991 Incentive Stock Option Plan and 1993 Director Stock Option Plan, although options are outstanding under those plans.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column] (a) (c)
Equity compensation plans approved by security holders	1,725,038	$1.48	278,177
Equity compensation plans not approved by security holders (1)	18,874	N/A	N/A
Total	1,743,912		278,177
__________

(1)	Represents estimated number of shares to be issued pursuant to long-term incentive plan awards described above, based on an assumed value of $1.01 per share (the October 20, 2008 closing stock price).

OTHER MATTERS

Other Proposed Action

The Board of Directors of the Company knows of no other matters which may come before the meeting.  However, if any matters other than those referred to above should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their discretion.

Shareholder Proposals

All proposals of shareholders intended to be presented at the Company’s 2009 Annual Meeting must be received by the Company at its executive offices on or before September 19, 2009, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company) and must be received by July 1, 2009 to be considered for inclusion in the proxy statement for that meeting.

Costs of Solicitation

The expenses of printing and mailing proxy materials, including reasonable expenses involved in forwarding materials to beneficial owners of Common Stock, will be borne by the Company.  In addition, directors, officers or employees of the Company may solicit the return of proxies from certain shareholders by telephone, e-mail, facsimile or personal solicitation.

SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE INVESTOR RELATIONS DEPARTMENT, ARI NETWORK SERVICES, INC., 11425 WEST LAKE PARK DRIVE, SUITE 900, MILWAUKEE, WISCONSIN 53224.

BY ORDER OF THE BOARD OF DIRECTORS

Brian E. Dearing, Secretary
October 29, 2008

REPORT OF THE AUDIT COMMITTEE

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and to report the results of its activities to the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  A complete description of the Committee’s duties is set forth in its charter.

In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under standards of the Public Company Oversight Board (United States).  In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their  audit.  The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination and their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  The Committee held five meetings during fiscal 2008.

In reliance on the views and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended July 31, 2008 for filing with the Securities and Exchange Commission.  The Committee has also approved the selection of the Company’s independent auditors.

/s/ William C. Mortimore
William C. Mortimore, Chairman of the Audit Committee

/s/ Gordon J. Bridge
Gordon J. Bridge, Member of the Audit Committee

/s/ P. Lee Poseidon
P. Lee Poseidon, Member of the Audit Committee

ANNUAL MEETING OF SHAREHOLDERS OF

ARI NETWORK SERVICES, INC.

December 18, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

¯Please detach along perforated line and mail in the envelope provided.¯

■
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.

1.	Election of Directors to serve until 2011 or until their respective successors are elected and qualified:		2.	To ratify the appointment of Wipfli LLP as the Company’s independent auditors for the fiscal year ending July 31, 2009.
				FOR AGAINST ABSTAIN
☐	FOR ALL NOMINEES	NOMINEES:		☐ ☐ ☐

☐	WITHHOLD AUTHORITY	O BRIAN E. DEARING	3.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 2008 Annual Meeting and at any adjournment or postponement thereof.

☐	FOR ALL EXCEPT	O ROY W. OLIVIER

(See instructions below)		O P. LEE POSEIDON

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill the circle next to each nominee you wish to withhold, as shown here: ●
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEE FOR DIRECTOR AND “FOR” THE OTHER PROPOSAL.

To change the address on your account, please check the box at right and indicate your new address in the address space provided.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐ ADDRESS CHANGE

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, attorney, trustee or guardian, please give full title as such.  If the signer is a corporate name, by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

■

ARI NETWORK SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of ARI Network Services, Inc. (the “Company”), hereby appoints Roy W. Olivier and Kenneth S. Folberg, and each of them, as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of stock of the Company held of record by the undersigned on October 16, 2008, at the 2008 Annual Meeting of Shareholders of the Company to be held on December 18, 2008 at 9:00 a.m. and at any and all adjournments thereof.

(Continued and to be signed on the reverse side)

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